                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       Bayard Drilling Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                       BAYARD DRILLING TECHNOLOGIES, INC.

                        4005 N.W. EXPRESSWAY, SUITE 550E

                          OKLAHOMA CITY, OKLAHOMA 73116
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998
                              --------------------


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bayard Drilling Technologies, Inc., a Delaware corporation (the "Company"), will be held at The Courtyard By Marriott, 1515 N. W. Expressway, Oklahoma City, Oklahoma 73118, on Tuesday, May 19, 1998, at 2:00 p.m., for the following purposes:

         1. To elect six directors to the Board of Directors to serve until the Company's 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

         2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders of the Company entitled to vote at the Annual Meeting will be available for the examination of any stockholders for at least ten days prior to the Annual Meeting at the Company's principal executive office located at 4005 N.W. Expressway, Suite 550E, Oklahoma City, Oklahoma 73116, and will also be available for inspection at the Annual Meeting.

                                       By Order of the Board of Directors

                                       /s/ KIRK K. WAITE

                                       Kirk K. Waite
                                       Secretary

Oklahoma City, Oklahoma
April 10, 1998

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL PRIOR TO THE DATE OF THE ANNUAL MEETING OF STOCKHOLDERS IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                        4005 N.W. EXPRESSWAY, SUITE 550E
                          OKLAHOMA CITY, OKLAHOMA 73116
                              --------------------

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998
                              --------------------

                                 APRIL 10, 1998

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bayard Drilling Technologies, Inc. (the "Company") for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Courtyard By Marriott, 1515 N. W. Expressway, Oklahoma City, Oklahoma 73118, on Tuesday, May 19, 1998 at 2:00 p.m., and at any and all adjournments thereof. The Company's principal executive office is located at 4005 N.W. Expressway, Suite 550E, Oklahoma City, Oklahoma 73116. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 10, 1998.

         A form of proxy is enclosed for use at the Annual Meeting. The proxy must be signed and dated by you or your authorized agent. A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the Annual Meeting, a properly executed proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and election to vote thereat. Stockholders having executed and returned a proxy, who attend the Annual Meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the proxy.

         If no instructions are specified on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of the nominees for director set forth herein and "FOR" the ratification of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. If, however, any other matters properly are presented at the Annual Meeting, the proxy will be voted in accordance with the best judgment and in the discretion of the proxy holders. For purposes of determining whether a proposal has received the necessary votes to be approved, abstentions from voting on any matter other than in the election of directors will have the effect of a vote "AGAINST" the proposal.

         If you hold your shares of Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares of Common Stock, your broker or nominee may, in its discretion, vote your shares of Common Stock "FOR" the election of the nominees for director set forth herein and "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998.

MATTERS TO BE CONSIDERED

         The matters to be considered and voted upon at the Annual Meeting are:

         1. Electing six directors to the Board of Directors to serve until the Company's 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

         2. Ratifying the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998.

         3. Transacting such other business as may properly come before the Annual Meeting and at any and all adjournments thereof.

COSTS OF SOLICITATION OF PROXIES

         The Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for the reasonable expense in forwarding these proxy materials to their principals. In addition, the Company may pay for and utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if the Board of Directors of the Company determines that this is advisable.

OUTSTANDING SHARES AND VOTING RIGHTS

         There were 18,183,945 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), issued and outstanding as of April 1, 1998, the record date (the "Record Date") for the stockholders entitled to notice of and to vote at the Annual Meeting. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of Common Stock then held on each matter, or any adjournments thereof. The Company's Restated Certificate of Incorporation ("Certificate of Incorporation") also authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are presently issued and outstanding.

         A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

         The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the six candidates receiving the highest number of votes will be elected. Ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants requires the affirmative vote of a majority of the shares of the Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) the Chief Executive Officer of the Company and each of the two other persons who served as executive officers of the Company during the fiscal year ended December 31, 1997 (the "Named Executive Officers"); and (iv) all directors and Named Executive Officers as a group. Other than the Named Executive Officers, no executive officer of the Company received a total annual salary and bonus from the Company in excess of $100,000 during 1997.

                                                                                         COMMON STOCK
                                                                                  BENEFICIALLY OWNED (1)(2)
                                                                                 ----------------------------
                                                                                   NUMBER OF     PERCENT OF
         NAME AND ADDRESS OF BENEFICIAL OWNER (3)                                   SHARES        CLASS (4)
                                                                                 -------------  -------------
DLB Oil & Gas, Inc. (2)(5)                                                           2,955,000          16.3%
Carl B. Anderson, III (6)                                                            1,288,000           7.1%
Energy Spectrum LLC (7)                                                              1,100,000           6.0%
James E. Brown (8)                                                                     313,000           1.7%
Edward S. Jacob, III (9)                                                                10,000            *
David E. Grose (10)                                                                         --            *
Mark Liddell
(2)(11)                                                                              2,955,000          16.3%
Merrill A. Miller, Jr. (12)                                                                 --            *
Sidney L. Tassin (13)                                                                1,100,000           6.0%
Lew O. Ward (14)                                                                       423,125           2.3%
Directors and officers as a group (8 persons) (15)                                   6,089,125          33.4%


----------
*    Less than 1%

(1) Except as indicated in footnotes to this table, to the Company's knowledge, the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Does not include options to purchase shares of Common Stock scheduled to first become exercisable more than 60 days after the Record Date.

(2) Does not reflect the consummation of the distribution (the "DLB Distribution") of 2,955,000 shares of Common Stock owned by DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), in connection with the merger of Chesapeake Merger Corp., an Oklahoma corporation and indirect wholly owned subsidiary of Chesapeake Energy Corporation, an Oklahoma corporation, with and into DLB, as described in the Company's Registration Statement on Form S-1 (Registration No. 333-43535), which was declared effective by the Securities and Exchange Commission on March 30, 1998. Upon the consummation of the DLB Distribution, Charles
         E. Davidson, the Chairman of the Board of DLB, and Mark Liddell, an executive officer of DLB and a director of the Company, will hold, of record and beneficially, approximately 1,707,887 and 291,456 shares of Common Stock, respectively, representing approximately 9.4% and 1.6%, respectively, of the shares of Common Stock outstanding on the Record Date (assuming the exercise of options or warrants exercisable within the next 60 days).

(3) Except as otherwise specified, the address for each of the beneficial owners is in care of the Company: 4005 N.W. Expressway, Suite 550E, Oklahoma City, Oklahoma 73116.

(4) Shares of Common Stock issuable upon exercise of stock options or warrants exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(5) Represents shares of Common Stock held by DLB as a result of the October 1997 acquisition by the Company of Bonray Drilling Corporation, a former subsidiary of DLB. Charles E. Davidson, Chairman of the Board of DLB, is the beneficial owner of a majority of the outstanding common stock of DLB and may be deemed to have beneficial ownership of the shares of common stock held by DLB. Mark Liddell and Mike Liddell, as executive officers and significant stockholders of DLB, may also be deemed to have beneficial ownership of these shares. The address for DLB is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118.

(6) Includes (i) 1,018,000 shares held of record by AnSon Partners Limited Partnership ("APLP"), of which Mr. Anderson is managing general partner, (ii) 170,000 shares held of record by James E. Brown that are subject to voting rights retained by Mr. Anderson pursuant to an irrevocable proxy and (iii) 100,000 shares held of record and beneficially by Mr. Anderson. Excludes 15,000 shares of Common Stock that may be acquired upon exercise of options granted pursuant to the Company's 1997 Non-Employee Directors' Stock Option Plan (the "Director Stock Plan"). None of such options are exercisable within the next 60 days.

(7) Represents shares of Common Stock (including 112,000 shares of Common Stock that may be acquired within the next 60 days upon exercise of outstanding Series B Warrants to purchase Common Stock) held of record by Energy Spectrum Partners LP, of which Energy Spectrum Capital LP is the sole general partner. Energy Spectrum LLC is the sole general partner of Energy Spectrum Capital LP and possesses sole voting and investment power with respect to such shares. Sidney L. Tassin, as President and a member of Energy Spectrum LLC, may be deemed to have beneficial ownership of these shares. Mr. Tassin disclaims beneficial ownership of such shares. James W. Spann, as Chief Investment Officer and a member of Energy Spectrum

         LLC, may be deemed to have beneficial ownership of these shares. Mr. Spann disclaims beneficial ownership of such shares. The address for Energy Spectrum LLC is 5956 Sherry Lane, Suite 600, Dallas, Texas 75225.

(8) Includes (i) 100,000 shares held by Mr. Brown which vest pro rata over five years starting on December 10, 1997 and are subject to certain restrictions on resale and provisions for the repurchase by the Company at a specified price and upon certain conditions, including termination of employment with the Company, (ii) 170,000 shares for which an irrevocable voting proxy has been granted to Carl B. Anderson, III and
         (iii) 40,000 shares subject to options granted pursuant to the 1997 Stock Option and Stock Award Plan (the "Employee Stock Plan") that are exercisable within the next 60 days. Excludes options to purchase an aggregate of 360,000 shares held by Mr. Brown which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in stock option agreements, none of which options are exercisable within the next 60 days.

(9) Represents options to purchase 10,000 shares held by Mr. Jacob which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in a stock option agreement, and which are currently exercisable. Excludes options to purchase 180,000 shares held by Mr. Jacob which were granted pursuant to the Employee Stock Plan and are not exercisable within the next 60 days.

(10) Excludes options to purchase 60,000 shares held by Mr. Grose which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in stock option agreements. None of such options are exercisable within the next 60 days.

(11) Excludes 15,000 shares that may be acquired upon exercise of options granted pursuant to the Director Stock Plan. None of such options are exercisable within the next 60 days.

(12) Excludes 15,000 shares that may be acquired upon exercise of options granted pursuant to the Director Stock Plan. None of such options are exercisable within the next 60 days.

(13) Represents shares held of record by Energy Spectrum Partners LP and beneficially by Energy Spectrum LLC. Mr. Tassin, a director of the Company, is the President of Energy Spectrum LLC, which is the ultimate general partner of Energy Spectrum Partners LP. Mr. Tassin disclaims beneficial ownership of such shares. See note (7) above. Excludes 15,000 shares that may be acquired upon exercise of options granted pursuant to the Director Stock Plan. None of such options are exercisable within the next 60 days.

(14) Includes (i) 253,725 shares held of record by Wil-Cas Investments, L.P., a family limited partnership controlled by Ward Petroleum and family trusts for the benefit of Mr. Ward's children, William C. Ward and Casidy Ward, of which they act as trustees, and (ii) 169,400 shares that may be acquired within the next 60 days upon the exercise of outstanding warrants held by Wil-Cas Investments, L.P. Excludes 15,000 shares that may be acquired upon exercise of options granted pursuant to the Director Stock Plan. None of such options are exercisable within the next 60 days.

(15) Includes (i) 112,000 shares that may be acquired by Energy Spectrum Partners LP within the next 60 days upon the exercise of outstanding Series B Warrants to Purchase Common Stock, (ii) 170,000 shares subject to voting rights retained by Mr. Anderson, (iii) 100,000 shares of restricted stock held by Mr. Brown, (iv) an aggregate of 50,000 shares subject to options granted to Mr. Brown and Mr. Jacob pursuant to the Employee Stock Plan that are currently exercisable and (v) 169,400 shares that may be acquired by Wil-Cas Investments, L.P. within the next 60 days upon the exercise of outstanding warrants.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the number of directors shall be at least three but not more than 21, determined from time to time by the Board of Directors of the Company (the "Board") or stockholders. The Board will be elected at the Annual Meeting and each director will be elected to serve until the next annual meeting or until his successor shall be elected and qualify. The Board has established the number of directors at six persons. Three of the Company's current directors were elected pursuant to the terms of the Stockholders and Voting Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions - Stockholders and Voting Agreement."

         The following table sets forth the current directors and officers of the Company and the nominees for election to the Board at the Annual Meeting, their ages and the positions currently held by each such person with the Company.


            NAME                     AGE                                   POSITION
James E. Brown                        45         Chairman of the Board, President, Chief Executive Officer
Edward S. Jacob, III                  45         Executive Vice President-Operations & Marketing
David E. Grose                        45         Vice President and Chief Financial Officer
Carl B. Anderson, III (1)             42         Director
Mark Liddell                          43         Director
Merrill A. Miller, Jr. (2)            47         Director
Sidney L. Tassin (1) (2)              41         Director
Lew O. Ward (2)                       67         Director


----------
(1)   Member of Compensation Committee.
(2)   Member of Audit Committee.


NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING

         James E. Brown is Chairman of the Board and has served as President and Chief Executive Officer and as a director of the Company since its formation in 1996. From 1992 until joining the Company in 1996, Mr. Brown served as President of Anadarko Drilling Company, an Oklahoma general partnership and the predecessor of the Company ("Anadarko"). From 1982 through 1992, Mr. Brown served as Chief Financial Officer of AnSon Gas Corporation and its predecessor entities. From 1979 through 1982, Mr. Brown served as Vice President, Treasurer and Controller of Blocker Energy Corporation. Prior thereto, Mr. Brown served as an accountant in various positions with Arthur Andersen & Co.

         Carl B. Anderson, III has served as a director of the Company since its formation in December 1996. Since 1994, Mr. Anderson has served as Managing General Partner and Chief Executive Officer of APLP, a diversified energy company and parent of Anadarko, the Company's predecessor. From 1978 through 1994, Mr.
Anderson served in various capacities for APLP.

         Mark Liddell has served as a director of the Company since November 1997. Since 1991, Mr. Liddell has served in various capacities for DLB Oil & Gas, Inc. ("DLB"), a publicly traded oil and gas company, including President since October 1994 and Vice President from 1991 to 1994. Mr. Liddell is a Director of DLB and Davidson Oil & Gas, Inc. From 1991 to May 1995, Mr. Liddell served as a Director of TGX Corporation, a publicly traded oil and gas company, and from 1989 to 1990, Mr. Liddell served as a Director of Kaneb Services, Inc., a publicly traded industrial services and pipeline transportation company.

         Merrill A. Miller, Jr. has served as a director of the Company since October 1997. Since February 1996, Mr. Miller has served in various capacities for National-Oilwell, Inc., a publicly traded oil field services company, including President of its Products & Technology Group since May 1997, Vice President and General Manager of Drilling Systems since July 1996 and Vice President of Marketing, Drilling Systems from February 1996 through July 1996. Prior thereto, Mr. Miller served in various capacities for Anadarko, the Company's predecessor, from January 1995 through February 1996. From May 1980 through January 1995, Mr. Miller served in various capacities with Helmerich & Payne International Drilling Co., including Vice President of U.S.
Operations.

         Sidney L. Tassin has served as a director of the Company since its formation in 1996. Since March 1996, Mr. Tassin has been the President of Energy Spectrum Capital LP, the general partner of Energy Spectrum Partners LP ("Energy Spectrum"), an equity fund that invests in the energy industry. From 1980 to 1994, Mr. Tassin was associated with MESA Inc., serving in various financial executive capacities, including Vice President-Finance form 1986 to 1988 and President of BTC Partners Inc., a financial and strategic consultant to MESA Inc., from 1988 to 1994.

         Lew O. Ward has served as a director of the Company since May 1997. Since 1981, Mr. Ward has served as Chairman and Chief Executive Officer of Ward Petroleum Corporation, an independent oil and gas company founded by Mr. Ward. Mr. Ward is a former Director and Area Vice President of the Independent Petroleum Association of America ("IPAA") and is the immediate past Chairman of the IPAA.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH
                        OF THE NOMINEES DESCRIBED ABOVE.

OFFICERS

         Edward S. Jacob, III has served as Executive Vice President-Operations & Marketing since April 1997 and prior thereto served as Vice President of Operations and Marketing for the Company since its formation. From 1983 until joining the Company, Mr. Jacob was employed by Helmerich & Payne International Drilling Co., serving as U.S. Marketing Manager from 1990 through 1996. Mr. Jacob is a Director of the International Association of Drilling Contractors ("IADC"), serving on its Contracts and Marketing Committee, and is a former IADC Chapter Chairman.

         David E. Grose has served as Vice President and Chief Financial Officer of the Company since July 1997. Prior to joining the Company, Mr. Grose was affiliated with Alexander Energy Corporation from its inception in March 1980, serving from 1987 through 1996 as a director and Vice President, Treasurer and Chief Financial Officer. In August 1996, National Energy Group acquired Alexander Energy Corporation and Mr. Grose served as Vice President-Finance and Treasurer through February 1997.

BOARD OF DIRECTORS

         Board Composition. The Board is currently composed of six directors. Directors are elected for one-year terms at each annual meeting of stockholders. Three of the Company's current directors were elected pursuant to the terms of the Stockholders and Voting Agreement. See "Certain Relationships and Related Transactions - Stockholders and Voting Agreement." No Director attended fewer than 75% of the aggregate of the total number of the meetings of the Board of Directors and its committees held during fiscal 1997. Eight meetings of the Board of Directors were held during the fiscal year ended December 31, 1997, including one telephonic meeting and three written consents in lieu of a meeting.

         Board Committees. The Company has established two standing committees of the Board: a Compensation Committee and an Audit Committee. The current members of the Compensation Committee are Carl B. Anderson, III and Sidney L. Tassin. The Compensation Committee recommends to the Board the base salaries and incentive bonuses for the officers of the Company and is charged with administering the Company's stock plans. One meeting was held by the Compensation Committee during the fiscal year ended December 31, 1997. The current members of the Audit Committee are Merrill A. Miller, Jr., Sidney L. Tassin and Lew O. Ward. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit

Committee or the Board. One meeting was held by the Audit Committee during the fiscal year ended December 31, 1997. The Board does not have a standing nominating committee or other committee performing similar functions.

         Director Compensation. Directors who are also employees of the Company are not compensated for service on the Board or on any committee of the Board. Non-employee directors of the Company receive an annual retainer of $10,000. Additionally, all directors of the Company are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof. In October 1997, the Company adopted the Director Stock Plan pursuant to which each non-employee director is entitled to receive (i) upon such director's initial election to the Board, an option to purchase 15,000 shares of Common Stock and (ii) immediately following each annual meeting at which such director is reelected to the Board, an option to purchase 5,000 shares of Common Stock. Such non-employee directors are also entitled under the Director Stock Plan to elect to receive options to purchase Common Stock in lieu of their annual cash retainer and to receive certain other stock option awards. Directors who are also employees of the Company are not eligible to receive awards under the Director Stock Plan. See "Compensation and Other Information Concerning Directors and Officers - 1997 Non-Employee Directors' Stock Option Plan."

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

         Summary Compensation. The following table sets forth the compensation earned by the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE


                                                                                                                   LONG-TERM
                                                                         ANNUAL COMPENSATION                      COMPENSATION
                                                               ---------------------------------------     -------------------------
                                                                                             OTHER         RESTRICTED     SECURITIES
                                                                                             ANNUAL          STOCK        UNDERLYING
     NAME AND PRINCIPAL POSITION                      YEAR      SALARY        BONUS       COMPENSATION     AWARDS (1)      OPTIONS
     ---------------------------                      ----     --------     ---------     ------------     ----------     ----------
James E. Brown                                        1996     $  9,167            --     $        900             --        200,000
  President and Chief Executive Officer               1997     $111,816     $  50,000     $      2,568        100,000        400,000


Edward S. Jacob                                       1996           --            --               --             --             --
  Vice President-Operations & Marketing               1997     $105,733     $  25,000     $      5,429             --        150,000


David E. Grose (2)                                    1996           --            --               --             --             --
  Vice President & Chief Financial Officer            1997           --            --               --             --             --


(1) The dollar value of Mr. Brown's Restricted Stock Award is not set forth as the Company's Common Stock was not publicly traded at the time of grant, February 1997. Mr. Brown purchased such shares at a price of $2.50 per share, which shares vest at a rate of 20% per year beginning on December 10, 1997. No dividends will be paid on such shares of Restricted Stock.

(2) In accordance with 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), information is not provided because Mr. Grose's total annual salary and bonus in 1997 did not exceed $100,000.

         On December 10, 1996, the Company granted Mr. Brown an option (the "1996 Brown Option") to purchase 200,000 shares of Common Stock at an exercise price of $5 per share, becoming exercisable with respect to 20% of the underlying shares each anniversary of the grant date. The option terminates as to any unexercised portion on December 10, 2002. If the 1996 Brown Option was fully exercisable and exercised on December 31, 1997, on which the closing price of a share of Common Stock on the AMEX was $16 1/4, the realized value of the option would have been $2.25 million. The Company did not grant any options to purchase Common Stock to any other executive officer or other employee of the Company during the fiscal year ended December 31, 1996.
The Company has not granted any stock appreciation rights.

         The Company adopted the Employee Stock Plan in April 1997 and made the terms thereof applicable to the 1996 Brown Option. Through December 31, 1997 and including the 1996 Brown Option, the Company had granted to James E. Brown, Edward S. Jacob, III, and David E. Grose options to purchase 200,000, 50,000 and 50,000 shares of Common Stock, respectively, at exercise prices of $5, $5 and $10 per share, respectively. Additionally, the Company has granted to Messrs. Brown, Jacob and Grose, options to purchase 200,000, 100,000 and 10,000 shares of Common Stock, respectively, at an exercise price of $23 per share (the price to the public at the time of the Company's initial public offering of Common Stock (the "IPO") on November 4, 1997). None of such options has been exercised, and all of such options remain outstanding, as of the date of this Proxy Statement. Each of the option agreements relating to stock options granted under the Employee Stock Plan provides for the vesting of 20% of the shares subject to the option each year beginning on the first anniversary of the date of grant. The option ceases to be exercisable on the earliest of (i) the sixth anniversary of the date of grant, (ii) the date of the employee's voluntary termination of employment with the Company or the Company's termination of the employee's employment for Due Cause (as defined in the employee's employment agreement) or
(iii) the date that is 90 days after termination of the employee's employment by means of retirement, disability or death. In the event of a Change of Control (as defined in the Employee Stock Plan), the committee that is charged with administering the Employee Stock Plan (the "Committee") may accelerate the exercisability of the options or take certain other actions provided in the Employee Stock Plan. See "1997 Stock Option and Stock Award Plan." The options are exercisable for cash, or in the Committee's discretion, in an acceptable equivalent, by the assignment of shares of Common Stock owned by the option holder or the surrender of another Incentive Award (as hereinafter defined).

         The Company and James E. Brown are parties to a restricted stock award agreement (the "Restricted Stock Award Agreement") pursuant to which Mr. Brown purchased 100,000 shares (the "Restricted Shares") of Common Stock at a price of $2.50 per share in February 1997. The Restricted Stock Award Agreement provides for vesting of the Restricted Shares at a rate of 20% per year beginning on December 10, 1997. Mr. Brown is required to remain continuously employed by the Company through each vesting date for the applicable portion of the Restricted Shares to vest and, prior to vesting, the Restricted Shares are not transferable. In the event of termination of Mr. Brown's employment due to a Change of Control (as defined in the Employee Stock Plan), all Restricted Shares will vest immediately and all restrictions on transfer will terminate. If Mr. Brown's employment with the Company terminates for any other reason, all unvested Restricted Shares (the "Unvested Shares") will no longer be eligible for vesting but, under certain circumstances, will be eligible for purchase by the Company or Mr. Brown, as applicable. If Mr. Brown resigns or is terminated by the Company for Due Cause (as defined in the Restricted Stock Award Agreement), the Company may purchase the Unvested Shares from Mr. Brown for $2.50 per share. If the Company elects not to purchase the Unvested Shares from Mr. Brown, Mr. Brown will forfeit such Unvested Shares to the Company without any payment therefor. If the Company terminates Mr. Brown's employment for any reason other than Due Cause or if Mr. Brown's employment with the Company terminates due to the death or disability of Mr. Brown, Mr. Brown may keep the Unvested Shares by paying the Company an additional $5.00 per share. If Mr. Brown elects not to make such additional payment, the Company may purchase the Unvested Shares from Mr. Brown for $2.50 per share or allow Mr. Brown to keep the Unvested Shares.

         Option Grants. The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 1997 under the Employee Stock Plan:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS


                                                     % OF TOTAL                                           PRESENT
                              NUMBER OF SHARES     OPTIONS GRANTED                                        VALUE OF
                                 UNDERLYING        TO EMPLOYEES IN        EXERCISE       EXPIRATION      EACH GRANT
           NAME               OPTIONS GRANTED        FISCAL YEAR        PRICE ($/SH)        DATE        OF OPTION(1)
--------------------          ----------------     ---------------      ------------     ----------     ------------
James E. Brown                         200,000              12.500%     $      23.00       11/04/03     $  2,024,000
Edward S. Jacob, III                    50,000               3.125%     $       5.00       01/01/03     $    104,500
Edward S. Jacob, III                   100,000               6.250%     $      23.00       11/04/03     $  1,012,000
David E. Grose                          50,000               3.125%     $      10.00       06/18/03     $    179,500
David E. Grose                          10,000                .625%     $      23.00       11/04/03     $    101,200


(1) The fair value of each option granted is estimated using the Black-Scholes model. This model includes, among others, a variable of stock volatility. As the Company has not established a significant trading history, the volatility used in the model was .40 for options granted through June 30, 1997 and .43 for options granted since July 1, 1997 based on volatility of the stock price of a similar entity that has been publicly traded for several years. Dividend yield was estimated to remain at zero with risk free interest rates ranging between 5.72 and 6.31 percent. As there is no prior experience available to use in estimating an expected life for the options, an average of the time between the vesting and expiration dates of the options was used in determining the expected lives of the options ranging from 3.5 to 5.5 years.

         The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during fiscal year 1997 and the value of all unexercised employee stock options as of December 31, 1997 held by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES


                                                    NUMBER OF SHARES UNDERLYING            VALUE OF UNEXERCISED
                                  SHARES                UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS (3)
                                 ACQUIRED         --------------------------------     -----------------------------
       NAME                   ON EXERCISE (1)     EXERCISABLE        UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------          ---------------     -----------        -------------     -----------     -------------
James E. Brown                             --          40,000 (2)          360,000     $   450,000     $   1,800,000
Edward S. Jacob, III                       --              --              150,000              --     $     562,500
David E. Grose                             --              --               60,000              --     $     312,500


(1) None of the persons named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 1997.

(2) None of Mr. Brown's options may be exercised until May of 1998 due to a "lock-up" agreement signed in connection with the Company's IPO.

(3) The value of the Unexercised In-the-Money Options is based upon the $16.25 per share closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1997.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with James E. Brown, Edward S. Jacob, III and David E. Grose. The aggregate of the annual base salaries for all three executive officers (taken as a group) was $375,000 for the fiscal year ended December 31, 1997.

         Pursuant to an employment agreement dated December 10, 1996 (the "Brown Agreement"), James E. Brown is employed as President of the Company and, if elected by the Board, the Chairman of the Board. The

Brown Agreement provides that Mr. Brown will receive an annual salary of not less than $120,000, subject to annual adjustment in the sole discretion of the Board based upon the performance and accomplishments of Mr. Brown. Currently, Mr. Brown's annual salary is $140,000. If the Company's earnings before deducting interest, taxes and depreciation during any full quarterly period equal or exceed the greater of (i) $1.5 million or (ii) 5% of the sum of the Company's stockholders' equity and long-term debt (averaged on a daily basis throughout such quarterly period), then Mr. Brown will be eligible to receive a quarterly bonus of $12,500. The Brown Agreement also provides for the grant of non-transferable options to purchase 200,000 shares of Common Stock at an exercise price of $5 per share, which options are subject to vesting and other restrictions provided in an option agreement. Pursuant to the Brown Agreement, Mr. Brown purchased 100,000 shares of restricted Common Stock which are subject to vesting in equal amounts annually over a five year period and other restrictions provided in the agreement, including Mr. Brown's continued employment with the Company and Mr. Brown's right, under certain circumstances, to purchase unvested shares for $2.50 per share. See "Executive Compensation." Mr. Brown is also entitled to reimbursement of reasonable business expenses incurred by him in the performance of his duties, as well as certain fringe benefits. The initial term of the Brown Agreement expires on November 30, 1998 and is subject to extension for additional one-year periods by mutual consent of Mr. Brown and the Company. In the event Mr. Brown's employment is terminated by Mr. Brown voluntarily or by the Company for due cause, Mr. Brown has agreed, for a period of two years thereafter, not to take certain actions in competition with the Company in the states of Oklahoma, Texas, New Mexico, Louisiana or any other state in which the Company then owns, leases or operates its assets. If, in the event of a Change of Control (as defined in the Brown Agreement), Mr. Brown is terminated without due cause or Mr. Brown voluntarily elects to terminate his employment for any reason, then Mr. Brown will be entitled to continue to receive his base salary and other employee benefits through the remaining term of the Brown Agreement and to receive a cash payment in an amount equal to any earned but unpaid quarterly bonus for the previous quarter.

         The Company has entered into employment agreements dated as of January 1, 1997 with Edward S. Jacob, III (the "Jacob Agreement") and July 16, 1997 with David E. Grose (the "Grose Agreement" and collectively with the Jacob Agreement, the "Executive Agreements"). Pursuant to the Executive Agreements, Mr. Jacob is employed as Executive Vice President -- Operations & Marketing and Mr. Grose is employed as Vice President and Chief Financial Officer. The Jacob Agreement provides that Mr. Jacob will receive an annual salary of not less than $105,000 in 1997 and $115,000 in 1998, subject to annual adjustment in the sole discretion of the Board based upon performance and accomplishments of Mr. Jacob. Currently, Mr. Jacob's annual salary is $130,000. The Grose Agreement provides that Mr. Grose will receive an annual salary of not less than $105,000, subject to annual adjustment in the sole discretion of the Board based upon performance and accomplishments of Mr. Grose. Currently, Mr. Grose's salary is $105,000. If the Company's earnings before deducting interest, taxes and depreciation during any full quarterly period equal or exceed the greater of (i) $1.5 million or
(ii) 5% of the sum of the Company's stockholders' equity and long-term debt (averaged on a daily basis throughout such quarterly period), then each of Messrs. Jacob and Grose will be eligible to receive a quarterly bonus of $5,000. The Executive Agreements also provide for the grant of non-transferable options to purchase 50,000 shares of Common Stock to each of Messrs. Jacob and Grose at an exercise price of $5 per share, for Mr. Jacob, and $10 per share, for Mr. Grose. Such options were granted to Mr. Jacob on January 1, 1997 and to Mr. Grose on July 16, 1997 and are subject to vesting and other restrictions. Such options generally become exercisable in equal annual amounts over five years. Each of Messrs. Jacob and Grose are entitled to reimbursement of reasonable business expenses incurred by him in the performance of his duties, as well as certain fringe benefits. The Jacob Agreement also provided for payment to Mr. Jacob of a relocation allowance of $50,000, which was paid by the Company in January 1997. The initial terms of the Jacob Agreement and the Grose Agreement expire on December 31, 1998 and June 30, 1999, respectively, and are subject to extension for additional one-year periods by mutual consent. Each of the Executive Agreements provides that if the applicable executive officer's employment is terminated by the executive voluntarily or by the Company for due cause, for a period of two years thereafter, the executive will not take certain actions in competition with the Company in the states of Oklahoma, Texas, New Mexico, Louisiana or any other state in which the Company then owns, leases or operates its assets. If, in the event of a Change of Control (as defined in the Executive Agreement), the executive is terminated without due cause or the executive voluntarily elects to terminate his employment for any reason, then the executive will be entitled to continue to receive his base salary and other employee benefits through the remaining term of his Executive Agreement and to receive a cash payment in an amount equal to any earned but unpaid quarterly bonus for the previous quarter.

1997 STOCK OPTION AND STOCK AWARD PLAN

         The description set forth below represents a summary of the principal terms and conditions of the Employee Stock Plan and does not purport to be complete. Such description is qualified in its entirety by reference to the Employee Stock Plan.

General

         Purpose. The Company adopted the Employee Stock Plan for the purposes of strengthening the ability of the Company and its subsidiaries to attract, motivate and retain employees of superior capability and encouraging valued employees to have a proprietary interest in the Company. To accomplish these purposes, the Employee Stock Plan provides terms upon which certain eligible employees of the Company and its subsidiaries may be granted stock options ("Options"), stock appreciation rights ("SARs"), restricted stock, performance units, performance shares or phantom stock rights (collectively, "Incentive Awards").

         Administration. The Employee Stock Plan is administered by a committee (the "Committee") consisting of two or more non-employee members of the Board elected to the Committee by a majority of the Board. Presently, the members of the Committee are Carl B. Anderson, III and Sidney L. Tassin. Subject to the terms of the Employee Stock Plan, the Committee has the ability to (i) determine, among other things, which full-time employees (by individual or by class) are eligible to receive Incentive Awards and the time or times at which Incentive Awards are granted, (ii) determine the number of shares of Common Stock, Options, SARs, restricted stock awards, performance units or shares or phantom stock rights that will be subject to each Incentive Award and the terms and provisions of each Incentive Award, (iii) interpret the Employee Stock Plan and agreements thereunder, (iv) prescribe, amend and rescind any rules relating to the Employee Stock Plan and (v) make all other determinations necessary for Employee Stock Plan administration.

         Shares Subject to Employee Stock Plan. As of January 1, 1998, an aggregate of 1,818,394 shares of Common Stock (subject to certain adjustments) may be issued, transferred or exercised pursuant to Incentive Awards under the Employee Stock Plan. If the total number of issued and outstanding shares of Common Stock increases, (other than any increase due to issuances of Common Stock in connection with Incentive Awards under the Employee Stock Plan), then the number of shares reserved under the Employee Stock Plan will be increased one time per year, each January 1 during the existence of the plan, commencing January 1, 1998, such that the number of shares reserved and available for issuance under the Employee Stock Plan will equal 10% of the total number of shares of issued and outstanding Common Stock. Notwithstanding the foregoing, only a total of 400,000 shares of Common Stock reserved under the Employee Stock Plan may be issued, transferred or exercised pursuant to incentive stock options ("ISOs") that comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") under the Employee Stock Plan, and the number of shares eligible for such treatment as ISOs shall not be subject to annual adjustment. At the discretion of the Board or the Committee, the shares of Common Stock delivered under the Employee Stock Plan may be made available from
(i) authorized but unissued shares, (ii) treasury shares or (iii) previously issued but reacquired shares (or through a combination thereof).

         Eligibility and Participation. The Employee Stock Plan authorizes the Committee to designate, by individual or class, those persons who are eligible to receive Incentive Awards under the Plan ("Participants"). Participants must be employed on a full-time basis by the Company or its subsidiaries. Members of the Board who are not officers or employees of the Company may not be Participants.

Incentive Awards

         Except to the extent that the Committee in a written agreement evidencing an Incentive Award (an "Incentive Award Agreement") or the Employee Stock Plan provides otherwise, Incentive Awards vest and become exercisable in equal amounts on the first, second, third, fourth and fifth anniversaries of their grant. For purposes of all Incentive Awards under the Employee Stock Plan, the term "Fair Market Value" means the closing price per share of such Common Stock on the principal stock exchange or quotation system on which the Common Stock is traded or listed on the date of grant or other specified measuring date, or, if there shall have been no such price so reported or listed on that date, on the last preceding date on which a price was so reported or listed. If Common Stock is not publicly traded, then "Fair Market Value" shall mean the value of a share of Common Stock, as determined by the Committee, in the Committee's sole and absolute discretion, at least annually. The Committee may utilize the services of an independent third party in determining the Fair Market Value of the Common Stock for this purpose. The types of Incentive Awards that may be made under the Employee Stock Plan are as follows:

         Options. Options are rights to purchase a specified number of shares of Common Stock at a specified price. An Option granted pursuant to the Employee Stock Plan may consist of either an ISO or a non-qualified stock option ("NQSO") that does not comply with the requirements of section 422 of the Code. ISOs may not be granted to any employee who owns or would own immediately after the grant of such ISO, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (unless at the time of such grant, the incentive stock option price is at least 110% of fair market value and such Option is not exercisable after the expiration of five years from the date of grant). The exercise price for an ISO must be at least equal to fair market value of the Common Stock on the date of grant and the term of such option cannot be greater than 10 years. The exercise price for a NQSO must be equal to at least the greater of (i) the par value of the Common Stock or (ii) 50% of the fair market value of the Common Stock on the date of grant. The exercise price of an Option is payable in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price for an Option may be paid in Common Stock valued at fair market value on the exercise date, another Incentive Award valued at fair market value, or a combination thereof equal in value to the exercise price. Subject to the foregoing, the exercise price and other terms and conditions relating to each Option are determined by the Committee at the time of grant.

         Stock Appreciation Rights. SARs are rights to receive a payment, in cash or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over a specified strike price. The Committee may grant SARs in connection with an Option (either at the time of grant or at any time during the term of the Option) or without relation to an Option. For SARs related to Options, the applicable strike price is the exercise price of the related Stock Option and for SARs granted without relationship to an Option, the applicable strike price is the fair market value of a share of Common Stock on the date of grant of the SAR. Options related to SARs cease to be exercisable when the SAR is exercised. Subject to certain exceptions, an SAR granted in connection with an Option is exercisable at such time or times and only to the extent that the related Option is exercisable, and may not be disposed by the holder except to the extent that such related Option may be disposed. The Committee may provide at the date of grant of an SAR for a limit on the amount payable upon exercise of the SAR. Any such limitation must be noted in the agreement evidencing the holder's SAR.

         Restricted Stock Awards. The Committee may grant shares of restricted stock pursuant to the Employee Stock Plan. Shares of restricted stock may not be disposed of until the restrictions are removed or expire, and the Committee may impose other conditions on such shares as it may deem advisable. The restrictions upon restricted stock awards lapse as determined by the Committee, subject to certain other lapse provisions. Shares of restricted stock may remain subject to certain restrictions as set forth in the restricted stock agreement. Each restricted stock award may have a different restriction period, in the discretion of the Committee. The Committee may, in its discretion, prospectively change the restriction period applicable to a particular restricted stock award. Subject to certain provisions, the Committee may, in its discretion, determine what rights, if any, a grantee of a restricted stock award will have with respect to such stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

         Performance Awards. Performance units or performance shares (collectively, "Performance Awards") may be granted under the Employee Stock Plan subject to the attainment of one or more performance goals. Performance goals may relate to any financial, production, sales or cost performance objectives determined by the Committee at the beginning of a designated period. If minimum performance is achieved or exceeded, the value of a Performance Award will be based on the degree to which actual performance exceeds the preestablished minimum performance standards. The Committee may, at any time, modify the performance measures previously established for a Performance Award as it considers appropriate and equitable. Payments with respect to Performance Awards are made in cash or Common Stock valued at fair market value as of the close of the applicable performance period (or a combination of both) in the discretion of the Committee following the close of the applicable performance period.

         Phantom Stock Rights. Phantom stock rights entitle a holder, upon conversion, to receive payment of cash or in shares of Common Stock valued at fair market value on the date of conversion of the phantom stock right (or both) in the discretion of the Committee. Upon conversion of a phantom stock right, the Participant shall be entitled to receive payment of an amount determined by multiplying (i) the fair market value of a share of Common Stock on the date of conversion, by (ii) the number of shares of Common Stock as to which such phantom stock right has been converted. Any payment of shares of Common Stock upon conversion of a phantom stock right may be made in shares of restricted stock.

Additional Provisions of the Employee Stock Plan

         Expiration of Incentive Awards and Effects of Employment Separation. Except to the extent that the Committee provides otherwise in an Incentive Award Agreement, Incentive Awards (whether or not vested) expire immediately or are forfeited by the recipient upon termination of such recipient's employment with the Company or any subsidiary employing such recipient for any reason other than death, disability or retirement. Most, if not all, of the Incentive Award Agreements provide that vested Incentive Awards are not forfeited if the recipient is terminated for reasons other than Due Cause (as defined in the Incentive Award Agreement). Upon death, retirement, or disability resulting in the cessation of an employee's employment with the Company or its subsidiaries, any unexercised Options or SARs or outstanding phantom stock rights terminate on the date that is 90 days following the date of death, retirement or disability (unless it expires by its terms on an earlier date). In the event of death, disability or retirement, or other reasons that the Committee deems appropriate, the Performance Awards will continue after the date of the applicable event for such period of time as determined by the Committee, subject to the terms of the Incentive Award Agreement or any other applicable agreement, but only to the extent exercisable on the date of the applicable event.

         If a holder of a restricted stock award ceases to be an employee because of retirement, death, permanent and total disability, or because of other reasons as the Committee deems appropriate, the Committee may determine that restrictions on all or some portion of the restricted stock award subject to restrictions at the time of such employment termination will be deemed to have lapsed. If an eligible employee who has purchased restricted stock under the Employee Stock Plan terminates employment with the Company for any reason, then all shares of restricted stock that have not previously vested will be repurchased by the Company at the cost paid by such employee. In addition, upon an eligible employee's termination of employment with the Company and all of its subsidiaries for any reason (including by reason of death or disability), the Company has the right to purchase from such employee all shares of Common Stock awarded under the Employee Stock Plan on the terms and conditions set forth in the applicable Incentive Award.

         Adjustment Provisions. The Employee Stock Plan provides that upon the dissolution or liquidation of the Company, certain types of reorganizations, mergers or consolidations, the sale of all or substantially all of the assets of the Company, or a "change of control" (as defined in the Employee Stock Plan), the Committee may determine (without stockholder approval), subject to the terms of any applicable agreement evidencing an Incentive Award, that (i) all or some Incentive Awards then outstanding under the Employee Stock Plan will be fully vested and exercisable or convertible, as applicable, (ii) some or all restrictions on restricted stock lapse immediately, or (iii) there will be a substitution of new Incentive Awards by such successor employer corporation or a parent or subsidiary company therefor, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices. In addition, in the event of a "change of control," the Committee may take certain actions, without stockholder approval, including but not limited to (i) acceleration of the exercise dates of any outstanding SARs or Options or immediate vesting, (ii) acceleration of the restriction (lapse of forfeiture provision) period of any restricted stock award, (iii) grants of SARs to holders of outstanding Options, (iv) payment of cash to holders of Options in exchange for the cancellation of their outstanding Options, (v) payment for outstanding Performance Awards, (vi) acceleration of the conversion dates of outstanding phantom stock rights, (vii) grants of new Incentive Awards or (viii) other adjustments or amendments to outstanding Incentive Awards.

         Transfer of Incentive Awards. No Incentive Award and no right under the Employee Stock Plan, contingent or otherwise, may be assigned, transferred or otherwise disposed by a recipient other than pursuant to a court order, by will or beneficiary designation, or pursuant to the laws of descent and distribution. Upon an employee's death, the Company has the right to purchase all or some of the Common Stock that such employee obtained pursuant to an Incentive Award at its fair market value within nine months of the employee's death.

         Amendment and Termination of the Employee Stock Plan. Subject to stockholder approval where expressly required by law, the Board may amend, suspend or terminate the Employee Stock Plan at any time. No amendment, unless approved by the holders of a majority of the outstanding shares of voting stock of the Company may (i) change the class of persons eligible to receive Incentive Awards, (ii) materially increase the benefits accruing to Participants, (iii) increase by more than 10% the number of shares of Common Stock subject to the Employee Stock Plan (except for certain adjustments required by the Employee Stock Plan) or (iv) transfer the administration of the Employee Stock Plan to any person who is not a non-employee director. Except as otherwise provided in the Employee Stock Plan, the Committee may not, without the applicable Participant's consent, modify the terms and conditions of such Participant's Incentive Award. No amendment, suspension, or termination of the Employee Stock Plan may, without the applicable Participant's consent, alter, terminate or impair any right or obligation under any Incentive Award previously granted under the Employee Stock Plan. Unless previously terminated, the Employee Stock Plan will terminate and no more Incentive Awards may be granted after the tenth anniversary of the adoption of the Employee Stock Plan by the Board. The Employee Stock Plan will continue in effect with respect to Incentive Awards granted before termination of the Employee Stock Plan and until such Incentive Awards have been settled, terminated or forfeited.

1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

         The description set forth below represents a summary of the principal terms and conditions of the Director Stock Plan and does not purport to be complete. Such description is qualified in its entirety by reference to the Director Stock Plan.

General

         Purpose. The Company adopted the Director Stock Plan for the purposes of strengthening the ability of the Company to attract and retain experienced and knowledgeable independent individuals to act as non-employee directors of the Company and encouraging such directors to have a proprietary interest in the Company. To accomplish these purposes, the Director Stock Plan provides terms upon which members of the Board who are not employees of the Company or any of its subsidiaries ("non-employee directors") will be granted non-qualified Options.

         Administration. The Director Stock Plan is administered by a committee (the "Director Plan Committee") consisting of two or more non-employee directors elected to the Director Plan Committee by a majority of the Board. Currently, the members of the Director Plan Committee are Carl B. Anderson, III and Sidney
L. Tassin. Subject to the terms of the Director Stock Plan, the Director Plan Committee has the ability to (i) determine the terms and provisions of the agreements under which Options are granted under the Director Stock Plan, (ii) to interpret the Director Stock Plan and the agreements thereunder, (iii) to prescribe, amend and rescind any rules relating to the Director Stock Plan and
(iv) to make all other determinations necessary for the administration of the Director Stock Plan. The Director Plan Committee does not have discretion or authority to disregard or change any of the terms and conditions under which Options are granted to non-employee directors.

         Shares Subject to Director Stock Plan. As of January 1, 1998, an aggregate of 218,207 shares of Common Stock may be issued, transferred or exercised pursuant to Options under the Director Stock Plan (the "Authorized Shares"). If the total number of issued and outstanding shares of Common Stock increases after the consummation of the IPO (other than any increase due to issuances of Common Stock in connection with awards of Options under the Director Stock Plan), then the number of Authorized Shares will automatically increase one time per year, commencing January 1, 1998 and occurring each January 1 thereafter during the existence of the Director Stock

Plan, by a sufficient number of shares of Common Stock such that the number of Authorized Shares reserved and available for issuance under the Plan shall equal 1.2% of the total number of shares of issued and outstanding Common Stock. At the discretion of the Board or the Director Plan Committee, the shares of Common Stock delivered under the Director Stock Plan may be made available from (i) authorized but unissued shares, (ii) treasury shares or (iii) previously issued but reacquired shares (or through a combination thereof).

         Eligibility and Participation. Each non-employee director is automatically eligible to participate in the Director Stock Plan unless he does not retain the annual retainer to which he is entitled for service on the Board. No non-employee director may be issued an Option to acquire more than 15,000 shares of Common Stock in any plan year.

Options

         Automatic Initial and Annual Awards of Options. Upon the consummation of the Company's IPO on November 4, 1997, each person who was then a non-employee director received, and thereafter on the date at which a person first becomes a non-employee director, such non-employee director will receive, a one-time grant of an Option to acquire 15,000 shares of Common Stock each, (an "Initial Award"), which shall be exercisable on or after November 4, 1998, except for the Initial Award granted to Mark Liddell, which shall be exercisable on or after November 24, 1998. In each year succeeding the year in which a non-employee director receives an Initial Award, the non-employee director, if reelected to the Board, will be granted an additional Option to acquire 5,000 shares of Common Stock (an "Annual Award"). Annual Awards will be made as of the date of the Company's regular annual meeting of stockholders and will be immediately exercisable. No Option granted as an Initial Award or Annual Award will be exercisable after the tenth anniversary of the date of grant.

         Retainer Options. Under the Director Stock Plan, a non-employee director may elect to receive, in lieu of any or all of the annual cash retainer he would otherwise receive in cash during the succeeding plan year (currently $10,000 annually), Options for the purchase of a number of shares equal to the amount of the annual retainer so forgone divided by the fair market value of the Common Stock on the date of grant.

         Exercise Price. Each Option granted pursuant to the Director Stock Plan will be exercisable at a per share price equal to the fair market value of a share of Common Stock as of the date of grant. Such price may be paid in cash or, in the discretion of the Director Plan Committee, by assigning to the Company shares equal in value to the exercise price.

         Termination. Except to the extent the Director Plan Committee provides otherwise in the agreement evidencing an Option under the Director Stock Plan, all Options granted under the Director Stock Plan that are held by a non-employee director will expire and be forfeited upon the date of resignation or removal from the Board of such non-employee director, unless such resignation or removal results from the death or permanent and total disability of the director, or resignation upon the attainment of 65 years. Upon such death, disability or resignation at age 65, such Options will remain exercisable and effective for six months following the date of the event causing the non-employee director to cease membership on the Board.

         Effect of Corporate Changes. In the event of certain significant corporate changes, including (i) dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation (other than for purposes of reincorporation in a different state) in which the Company is not the survivor,
(iii) the sale of all or substantially all of the assets of the Company, or (iv) a Change of Control (as defined in the Director Stock Plan), subject to the terms of any applicable agreement, the Director Plan Committee may, in its discretion, without obtaining stockholder approval, take any one or more of the following actions: (a) determine that all or some Options then outstanding will be fully vested and exercisable, (b) substitute new Options by a successor employer with appropriate adjustments as to the number and kind of shares subject to such awards and prices or (c) cancel such Options and pay the non-employee directors or their beneficiaries the difference between the exercise price and the fair market value of the shares subject to the Options as of the date of such corporate change.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of Carl B. Anderson, III and Sidney L. Tassin, neither of whom are employees or current or former officers of the Company. See "Board of Directors - Board Committees." Mr. Anderson and Mr. Tassin each had direct or indirect interests in certain transactions described in "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on Common Stock, including reinvestment of dividends, since November 4, 1997 with the cumulative total return of the Standard & Poor's 500 Stock Index and the American Stock Exchange Market Index assuming an investment of $100 on November 4, 1997.

         THE FOLLOWING GRAPH IS PRESENTED IN ACCORDANCE WITH SEC REQUIREMENTS. STOCKHOLDERS ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THE DATA CONTAINED THEREIN, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS THE COMPANY'S FORECAST OF FUTURE FINANCIAL PERFORMANCE.

                     CUMULATIVE TOTAL RETURN ON COMMON STOCK

                                    [GRAPH]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG BAYARD DRILLING TECHNOLOGIES, INC.,
                      AMEX MARKET INDEX AND SIC CODE INDEX

                                       11/04/97     12/31/97
                                       --------     --------
Bayard Drilling Technologies, Inc.       100.00        59.14
SIC Code Index                           100.00        81.10
AMEX Market Index                        100.00       101.63

                     ASSUMES $100 INVESTED ON NOV. 4, 1997
                         ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997

                  THE 1997 BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS

         The Compensation Committee, which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for the Company's executive officers, including the Chief Executive Officer. The Compensation Committee met one time in 1997 to address items related to the compensation and benefits of the Company's executive officers.

         The fundamental philosophy of the Company's compensation program is to offer compensation opportunities for all employees which are based on the individual's contribution and personal performance. Consideration is also given to a person's potential for future responsibility and promotion.

         In designing and administering the individual elements of the executive compensation program, the Compensation Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Essentially, the executive compensation program of the Company has been designed to:

         o support a pay for performance policy that differentiates in compensation amounts based on corporate performance;

         o motivate key executive officers to achieve strategic business initiatives and reward them for their achievement;

         o provide compensation opportunities which are comparable to those offered by other leading companies in the contract drilling industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

         o align the interest of executives with the long-term interest of stockholders through award opportunities that can result in bonuses and ownership of common stock.

RELATIONSHIP OF PERFORMANCE UNDER THE COMPENSATION PROGRAM

         The compensation program supports the Company's internal culture and human resource values which are to foster career opportunities and develop the best people at all levels and to encourage and reward actions which put the interests of the Company as a whole ahead of functional specialties and individual considerations.

         During 1997, the compensation program for all senior executives is comprised of three elements:

         o Base salary and benefits typically offered to executives by comparable corporations.

         o Stock option grants to tie the executive's financial future to that of the Company in a form which reflects a long-term ownership interest in the Company.

         o An executive bonus plan to reward executives promptly and significantly for achievement of annual corporate goals.


                                       1997 Compensation Committee
                                       Carl B. Anderson, III
                                       Sidney L. Tassin

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following discussion identifies certain of the Company's relationships and related transactions since the beginning of the last fiscal year as well as those that are currently proposed in which any director or executive officer of the Company, any nominee for election as director of the Company, any person known to the Company to own of record or beneficially over 5% of the Common Stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest. Transactions involving any former directors of the Company that occurred during the last fiscal year are also included. Energy Spectrum and APLP are each record or beneficial owners of over 5% of the Common Stock. Prior to the IPO, Chesapeake and certain companies affiliated with Roy T. Oliver and/or Mike Mullen (collectively, the "Oliver Companies") were record or beneficial owners of over 5% of the Common Stock. Three of the Company's former directors, Aubrey K. McClendon, Tom L. Ward and Marcus C. Rowland, are stockholders, executive officers and/or directors of Chesapeake. One of the Company's directors, Sidney
L. Tassin, and one of the Company's former directors, James W. Spann, are executive officers and partners of the ultimate general partner of Energy Spectrum. Roy T. Oliver, a former director of the Company, is a director, executive officer and significant stockholder of certain of the Oliver Companies. Mike Mullen is a director, executive officer and significant stockholder of certain of the Oliver Companies. Prior to the Ward Acquisition, Lew O. Ward, a director of the Company, was a director, executive officer and significant stockholder of Ward. Carl B. Anderson, III, a director of the Company, and Robert E. Bell, a former director of the Company, are directors, executive officers and holders of substantial ownership interests in APLP (of which Anadarko is a subsidiary). James E. Brown is a director and executive officer of the Company and, prior to the formation of the Company, was a director and executive officer of Anadarko. Edward S. Jacob, III and David E. Grose are each executive officers of the Company. Each of such persons and entities has or had a direct or indirect material interest in one or more of the arrangements and transactions described below.

REGISTRATION RIGHTS AGREEMENTS

         The Company and certain of its investors, including certain directors, officers and significant stockholders, are party to a Registration Rights Agreement (the "Registration Rights Agreement") covering shares of Common Stock, including the shares of Common Stock issuable upon the exercise of options, warrants and other Company securities (collectively, "Common Stock Equivalents"), owned by such investors (the "Registrable Securities"). The Registration Rights Agreement applies to Registrable Securities owned by Energy Spectrum, APLP, the Oliver Companies and certain of their affiliates, Ward and certain of its transferees, Carl B. Anderson, III, James E. Brown, Edward S. Jacob, III, David E. Grose and certain other persons. As of December 31, 1997, 4,062,725 outstanding shares of Common Stock and 1,021,400 Common Stock Equivalents (610,000 of which remain subject to further vesting pursuant to the Employee Stock Plan) were subject to the Registration Rights Agreement. Additionally, any shares issued by the Company upon conversion of certain subordinated notes held by Energy Spectrum, due May 1, 2003, in the principal amount of $2.52 million (the "Subordinated Notes") will be subject to the Registration Rights Agreement.

         The Registration Rights Agreement provides, among other things, that, at any time after 180 days following the IPO (subject to customary "black-out" periods) certain holders of Registrable Securities with a minimum aggregate share value of at least $20 million may require the Company to effect the registration under the Securities Act of the Registrable Securities owned by such holders, subject to certain limitations. The Registration Rights Agreement also provides certain "piggyback" registration rights to the holders of Registrable Securities whenever the Company proposes to register an offering of any of its capital stock under the Securities Act, subject to certain exceptions, including pro rata reduction if, in the reasonable opinion of the managing underwriter of the offering, such a reduction is necessary to prevent an adverse effect on the marketability or offering price of all the securities proposed to be offered in such offering.

         The Registration Rights Agreement contains customary provisions regarding the payment of expenses by the Company and regarding mutual indemnification agreements between the Company and the holders of Registrable Securities for certain securities law violations.

         In connection with the acquisition (the "Bonray Acquisition") by the Company of Bonray Drilling Corporation ("Bonray") on October 16, 1997, the Company entered into a registration rights agreement (the "DLB Registration Rights Agreement") for the benefit of DLB and its financial advisor with respect to such transaction. The DLB Registration Rights Agreement covers 3,015,000 shares of Common Stock issued in the Bonray Acquisition. The DLB Registration Rights Agreement provides, among other things, that, at any time (subject to customary "black-out" periods following 120 days after the IPO) DLB may request the Company to register the distribution (the "DLB Distribution") by DLB of 2,955,000 shares of Common Stock to the shareholders of DLB.

         Pursuant to the DLB Registration Rights Agreement, on December 31, 1997, the Company filed with the Securities and Exchange Commission (the "Commission") its Registration Statement on Form S-1 (Registration No. 333-43535) relating to the registration of the DLB Distribution. On March 30, 1998, such Registration Statement was declared effective by the Commission.

         The DLB Registration Rights Agreement requires the Company to pay expenses associated with the DLB Distribution. In addition, the DLB Registration Rights Agreement contains customary provisions regarding mutual indemnification agreements between the Company and the holders of registrable securities for certain securities law violations.

         The foregoing summary of the principal provisions of the Company's registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement and the DLB Registration Rights Agreement.

STOCKHOLDERS AND VOTING AGREEMENT

         The Company is party to a Stockholders and Voting Agreement (the "Stockholders and Voting Agreement") among DLB, Energy Spectrum, APLP and Carl
B. Anderson, III that provides for certain agreements regarding the corporate governance of the Company, transfer restrictions on shares of Common Stock and Common Stock Equivalents, and other customary terms and conditions. Immediately following the consummation of the DLB Distribution, DLB will no longer be a party to the Stockholders and Voting Agreement, Mark Liddell, Mike Liddell and Charles E. Davidson (the "DLB Group") will become parties to the Stockholders and Voting Agreement and the remaining original parties thereto, together with the DLB Group, will beneficially own approximately 4,682,647 shares of Common Stock, representing 25.8% of the outstanding shares of Common Stock. The Stockholders and Voting Agreement will terminate on November 4, 2007.

         Board Representation. The Stockholders and Voting Agreement provides that the Board shall not consist of more than ten members. In addition, the Stockholders and Voting Agreement provides that, certain stockholders who are party thereto have the right to designate a specified number of persons to be nominated for election as directors. Each of Energy Spectrum, Anadarko and the DLB Group (to the extent the DLB Group elects to be bound thereby) have the right to designate one nominee for director as follows: (i) Energy Spectrum has the right to designate one nominee for director as long as it owns at least (a) 5% of the outstanding Common Stock of the Company, (b) 50% in principal amount of the Subordinated Notes or (c) 600,000 shares of Common Stock, (ii) Anadarko has the right to designate one nominee for director as long as it owns at least
(a) 5% of the outstanding Common Stock of the Company or (b) 600,000 shares of Common Stock, and (iii) the DLB Group has the right to designate one nominee for director as long as the DLB Group owns at least 5% of the outstanding Common Stock of the Company. The parties to the Stockholders and Voting Agreement (the "Bound Stockholders") are obligated to vote all of their voting securities (including certain Common Stock Equivalents) of the Company for these designees.

         Certain Transfer Restrictions. In accordance with the Stockholders and Voting Agreement and in connection with the IPO, the Bound Stockholders agreed to a "lock-up" period of up to 180 days, during which such stockholders will not transfer (other than pursuant to the DLB Distribution) any Common Stock or Common Stock Equivalents without the prior written consent of the Board, with any members of the Board designated by such Bound Stockholder abstaining. The Bound Stockholders have agreed that any such Bound Stockholder holding 5% or more

'
of the Common Stock (on a fully diluted basis) shall not, subject to certain exceptions, transfer 5% or more of the Common Stock (on a fully diluted basis) unless such Bound Stockholder has received the prior written consent of the Board, with any member of the Board designated by such Bound Stockholder abstaining.

         The foregoing summary of the material provisions of the Stockholders and Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such agreement.

CERTAIN ARRANGEMENTS RELATED TO THE CONSOLIDATION TRANSACTIONS

The Formation Transactions

         The Company was formed in December 1996 through a series of affiliated entity transactions in which the Company became the successor to Anadarko, the contract drilling subsidiary of privately held APLP. In connection with the formation of the Company, (i) APLP contributed ten drilling rigs, including two rigs requiring refurbishment, for 2,000,000 shares of Common Stock, (ii) Roy T. Oliver and related entities (the "Oliver Companies") exchanged six drilling rigs requiring refurbishment for 1,600,000 shares of Common Stock, (iii) Energy Spectrum acquired 2,000,000 shares of Common Stock for $10 million, and (iv) Chesapeake Energy Corporation ("Chesapeake") entered into drilling contracts (the "Chesapeake Drilling Agreements") with two-year terms for six of the Company's rigs in consideration for an option (the "Chesapeake Option") to purchase shares of Common Stock ((i) through (iv) together, the "Formation Transactions"). In connection with the Formation Transactions, the ten rigs acquired from APLP were valued at an aggregate of $10.8 million, the six rigs acquired from the Oliver Companies were valued at an aggregate of $9.5 million and the six Chesapeake Drilling Agreements were valued at an aggregate of $1.1 million. The valuations of the rigs acquired in the Formation Transactions from APLP and the Oliver Companies, the values placed upon the Chesapeake Drilling Agreements and the consideration to be received by each such founder were determined and established through negotiations among representatives of APLP and Anadarko (including Carl B. Anderson, III), Energy Spectrum (including Sidney L. Tassin, who was a director of the Company prior to the IPO), the Oliver Companies (including Roy T. Oliver and Mike Mullen, who were directors of the Company prior to the IPO) and Chesapeake (including Aubrey McClendon, who was a director of the Company prior to the IPO), taking into account the then existing market values of available rigs, the anticipated costs to complete the necessary refurbishment of the contributed rigs and the expected values of revenues to be received by the Company from the Chesapeake Drilling Agreements.

         Three of the rigs acquired by the Company from APLP were acquired by APLP within the two years prior to their contribution to the Company. APLP acquired one rig in each of August, September and October 1996 for $1.3 million, $922,000 and $450,000, respectively. At the time of their contribution to the Company, such rigs were valued on the books of the Company at $2.7 million. Four of the rigs acquired by the Company from the Oliver Companies were acquired by the contributing founder within the two years prior to their contribution to the Company at an aggregate cost of $2.6 million. At the time of their contribution to the Company, such rigs were valued on the books of the Company at $4.4 million.

         Chesapeake Option. Upon issuance by the Company, the Chesapeake Option provided Chesapeake with the right to purchase up to 2,000,000 shares of Common Stock from the Company at an exercise price of $6 per share. The Chesapeake Option would have expired (i) as to 668,000 shares, on December 5, 2000 and (ii) as to 1,332,000 shares, on December 5, 1998, subject to extension to December 5, 2000 if Chesapeake extended four of the Chesapeake Drilling Agreements for additional two-year terms. In August 1997, Chesapeake relinquished the Chesapeake Option in connection with the Chesapeake Transactions. See "Chesapeake Transactions."

         Chesapeake Drilling Agreements. In December 1996 in connection with the Formation Transactions, Chesapeake and its operating subsidiary (collectively referred to in this discussion as "Chesapeake") entered into drilling contracts (the "Chesapeake Drilling Agreements") with the Company pursuant to which Chesapeake agreed to engage six of the Company's rigs for two-year terms. For the year ended December 31, 1997, the Company recognized aggregate revenues of approximately $10.9 million from the Chesapeake Drilling Agreements.

         Under the terms of the Chesapeake Drilling Agreements, the standard day rates were subject to upward, but not downward, adjustment annually in November to the average then-current market rates for the areas of operation, less $100 per day. The Company and Chesapeake were required to consider such adjustment each November during the term of the applicable Chesapeake Drilling Agreement and if no agreement could be timely reached as to the appropriate rate adjustment, the Company had the option to terminate the contract for such rig at the conclusion of operations at the well then being drilled. In December 1997, the Company and Chesapeake were unable to agree on an appropriate rate adjustment, so the Company exercised its option to terminate the Chesapeake Drilling Agreements. At March 31, 1998, three of the Company's six rigs formerly covered by the Chesapeake Drilling Agreements remained under contract with Chesapeake on a well-to-well basis.

         In addition to the Chesapeake Drilling Agreements, during the year ended December 31, 1997, Chesapeake engaged five of the Company's rigs under short term drilling contracts on standard daywork terms. The Company recognized aggregate revenues of $7.1 million from such contracts over that period. The Company recognized aggregate revenues of $18 million over that period from all drilling contracts with Chesapeake.

         Oliver Companies' Put Rights. Also in connection with the Formation Transactions, the Company granted the Oliver Companies a right, exercisable at any time between June 2, 1998 and July 2, 1998 if the Company had not previously completed an IPO (as defined in the Master Agreement providing for such right), to require the Company to either (at the Company's option) (i) repurchase all 1,600,000 of the shares of Common Stock held by the Oliver Companies for an aggregate purchase price of $12 million ($7.50 per share) in cash or (ii) issue to the Oliver Companies an aggregate of 400,000 additional shares of Common Stock. This right terminated upon consummation of the IPO.

         Fees Paid to Energy Spectrum. In January 1997, the Company paid Energy Spectrum Capital LP ("ESC"), the general partner of Energy Spectrum, a fee in the amount of $300,000 in consideration for assistance provided by Energy Spectrum in the structuring of the Formation Transactions and arrangement and negotiation of external financing. The Company also reimbursed ESC for expenses incurred in connection with the rendering of such services.

The Ward Acquisition

         On May 31, 1997, the Company completed the acquisition (the "Ward Acquisition") of Ward Drilling Company, Inc. ("Ward") involving the acquisition by the Company of all of the issued and outstanding common units of a subsidiary of Ward that held six drilling rigs in consideration for $8 million in cash, 400,000 shares of Common Stock and a warrant (the "Ward Warrant") to purchase up to 200,000 shares of Common Stock at an exercise price of $10 per share. The Ward Warrant is exercisable at any time on or before the later of (i) May 30, 2000 or (ii) one year after the completion of an initial public offering of the Common Stock (which was satisfied by the IPO), but no later than June 1, 2003.

         In connection with the Ward Acquisition, the Company entered into an agreement (the "Ward Transportation Agreement") with Geronimo Trucking Company ("Geronimo"), a company owned and controlled by Lew O. Ward, a director of the Company. The Ward Transportation Agreement provides that the Company will have a preferential right to engage Geronimo's trucking services for covered transportation needs and that Geronimo will make its trucking services available to the Company at rates that are competitive in the area. The Ward Transportation Agreement also provides Geronimo with the preferential right to perform trucking services contracted for by the Company for the movement of the rigs acquired by the Company in the Ward Acquisition. The Company is obligated to allow Geronimo to bid on any covered rig movement required by the Company and to allow Geronimo the opportunity to match or better any bid received from a third party. Unless earlier terminated by the parties, the Ward Transportation Agreement is effective through May 2000. For the year ended December 31, 1997, the Company paid an aggregate of $338,000 under the Ward Transportation Agreement.

The Bonray Acquisition

         In October 1997, the Company acquired all of the issued and outstanding capital stock of Bonray from DLB in consideration for the issuance of 3,015,000 shares of Common Stock. In connection with the Bonray Acquisition, DLB obtained certain rights to require the Company to effect the registration under the Securities Act of the shares of Common Stock acquired by DLB in the Bonray Acquisition. See "Registration Rights Agreements." Additionally, DLB is a party to the Stockholders and Voting Agreement and is entitled to designate one Board nominee as long as DLB owns at least 5% of the Common Stock of the Company. Upon the consummation of the DLB Distribution, DLB will no longer be a party to the Stockholders and Voting Agreement, the members of the DLB Group will become parties to the Stockholders and Voting Agreement and such members of the DLB Group, rather than DLB, will be entitled to designate one Board nominee as long as the DLB Group owns at least 5% of the Common Stock of the Company. See "Stockholders and Voting Agreement."

Individual Rig Acquisitions

         In May 1997, the Company purchased from R.T. Oliver Drilling, Inc. two drilling rigs for an aggregate purchase price consisting of $3.3 million in cash and warrants (the "Oliver Warrants") for the purchase of an aggregate of 100,000 shares of Common Stock at an exercise price of $8 per share. One of the Oliver Warrants was issued to RR&T, Inc., an affiliate entity of Roy T. Oliver, and the other was issued to Mike Mullen, who was a director of the Company prior to the IPO. Each of the Oliver Warrants expires on May 1, 2000 and is separately exercisable for 50,000 shares of Common Stock.

CERTAIN FINANCING ARRANGEMENTS

         On May 1, 1997, the Company completed a financing transaction (the "May Financing") in which the Company issued shares of Common Stock, subordinated notes and warrants to purchase Common Stock to certain significant stockholders in exchange for an aggregate of $28.5 million in cash, as described below. The following summary of terms of the May Financing does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, dated as of April 30, 1997 (the "May Securities Purchase Agreement"), and the Subordinated Notes and Series A Warrants and Series B Warrants which were issued pursuant thereto.

         Common Stock and Subordinated Notes. In the May Financing, the Company issued 1,000,000 shares of Common Stock to Chesapeake in consideration for $7 million in cash and 140,000 shares of Common Stock to Energy Spectrum in consideration for $980,000 in cash. Additionally, the Company issued the Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million to Chesapeake and Energy Spectrum, respectively. The Subordinated Notes bear interest at the Company's option at either (i) 11% per annum, payable in cash, or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. On each quarterly interest payment date, the Company may make an election as to the interest rate to be applied for the previous quarter. The Subordinated Notes are redeemable, solely at the option of the Company, in whole or in part, at any time at varying redemption prices. The Company must offer to redeem the Subordinated Notes upon the occurrence of certain events constituting a "Change of Control" (as defined in the Subordinated Notes) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. The Subordinated Notes are convertible into Common Stock at the option of the Company, in whole or in part, in conjunction with a "Convertible Event" (as defined in the Subordinated Notes), which includes certain underwritten public offerings (including the
IPO), mergers, consolidations and other business combination transactions. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company. Upon consummation of the IPO, the Company redeemed in full the $18 million principal amount of Subordinated Notes issued to Chesapeake in consideration for the payment by the Company to Chesapeake of $18.2 million in cash, based on the price to the public in the Initial Public Offering. See "Chesapeake Transactions." In May 1997, the Company paid Chesapeake a commitment fee of $250,000 in connection with the funding of the Common Stock and Subordinated Notes in the May Financing. In April 1998, the Company redeemed in full the $2.52 million principal amount of Subordinated Notes issued to Energy Spectrum and accrued interest of $47,740.
In connection therewith, Energy Spectrum waived its right to require the Company to redeem the Subordinated Notes at 110% of par value.

         Warrants. In the May Financing, the Company also issued certain Series A Warrants and Series B Warrants to purchase Common Stock (collectively, the "Warrants"). The Warrants are exercisable on or prior to May 1, 2003 at a price of $0.01 per share in the case of the Series A Warrants and $7.50 per share in the case of the Series B Warrants. In the May Financing, Chesapeake was issued Series A Warrants and Series B Warrants representing the right to purchase 700,000 shares and 800,000 shares of Common Stock, respectively, and Energy Spectrum was issued Series A Warrants and Series B Warrants representing the right to purchase 98,000 shares and 112,000 shares of Common Stock, respectively. The Warrants expire on May 1, 2003 and are exercisable (i) at any time with a cash payment or (ii) pursuant to a cashless exercise at any time after the completion of a "Qualified IPO" (as defined in the Warrants), which includes certain underwritten public offerings (including the IPO), mergers, consolidations and other business combination transactions. The exercise prices, as well as the number and kind of shares issuable under the Warrants, are subject to adjustment upon the happening of certain events described in the Warrants, including, the payment of in-kind dividends or distributions and the subdivision, reclassification or recapitalization of the Common Stock, whether in connection with a consolidation or merger or otherwise. On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants. On the date hereof, Energy Spectrum holds all of the Series B Warrants issued to it in the May Financing. In August 1997, Chesapeake relinquished its Series A Warrants and Series B Warrants as part of the Chesapeake Transactions.
See "Chesapeake Transactions."

CHESAPEAKE TRANSACTIONS

         In August 1997, Chesapeake and the Company agreed to complete a series of transactions (the "Chesapeake Transactions") pursuant to which the Company has issued 3,194,000 shares of Common Stock to Chesapeake in consideration for
(i) $9 million in cash, (ii) the relinquishment and cancellation of the Chesapeake Option and the Warrants issued to Chesapeake in connection with the May Financing and (iii) the redemption in full of the $18 million principal amount of Subordinated Notes held by Chesapeake at a cash redemption price of $18.2 million which was paid from the proceeds of the IPO. Also in connection with the Chesapeake Transactions, the Company waived its right under the May Securities Purchase Agreement to require Chesapeake to purchase additional Common Stock, Warrants and Subordinated Notes for $3 million.

OTHER RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

         Weatherford Storage Yard. In connection with the Formation Transactions, Anadarko granted the Company a transferable option, exercisable at any time prior to June 30, 1998, to either purchase from Anadarko a storage yard located in Weatherford, Oklahoma (the "Weatherford Storage Yard") for a price of $1,000 in cash or lease from Anadarko, for any period specified by the Company through a date not later than December 31, 1999, the Weatherford Storage Yard for a lease price of $100 per year. In August 1997, the Company acquired from Anadarko approximately five acres of land also in Weatherford, Oklahoma, in consideration for the relinquishment of the Company's option to acquire or lease the Weatherford Storage Yard.

         Fees Paid to Energy Spectrum. In May 1997, the Company paid ESC a fee in the amount of $220,000 for financial advisory and other services rendered to the Company in connection with the evaluation, negotiation and closing of the acquisition of Trend Drilling Co. and its 14 drilling rigs for $18 million and 250,000 shares of Common Stock, for assistance in the arrangement of alternative financing sources, and for structuring, negotiating and closing certain amended credit agreements and financing arrangements with The CIT Group/Equipment Financing, Inc. and Fleet Capital Corporation. The Company also reimbursed ESC for expenses incurred in connection with the rendering of such services.

         Fees Paid to Energy Spectrum Advisors. The Company has engaged Energy Spectrum Advisors Inc. ("ESA") to provide financial advisory and investment banking services to the Company in connection with a possible restructuring or refinancing of the Company's existing funded debt. As compensation for such services, the Company has agreed to pay ESA an initial fee of $50,000 and an additional fee of $25,000 per month through the term of the engagement. The engagement letter expires on May 31, 1998 and may be terminated at the Company's option at any time after March 1, 1998. To date the Company has paid $75,000 in fees to ESA in connection with this arrangement. ESA is an affiliate of Energy Spectrum, which is the beneficial owner of approximately 6% of the Common Stock. Sidney L. Tassin, a director of the Company designated to serve on the Board by Energy Spectrum pursuant to the Stockholders and Voting Agreement, has a right under certain circumstances to acquire, and as a result may be deemed to beneficially own, a minority equity interest in ESA.

         Transactions with Affiliates of Roy T. Oliver. The Company has in the past purchased drilling rig equipment from U.S. Rig & Equipment, Inc., an affiliate of Roy T. Oliver, a former director of the Company (resignation in August 1997) and control person of certain of the Oliver Companies. From December 1996 through December 31, 1997, the Company paid U.S. Rig & Equipment, Inc. an aggregate of $5 million in connection with such purchases. Additionally, in August 1997, the Company sold to an affiliate of Mr. Oliver one rig acquired in the Trend Acquisition that did not meet the Company's operational and technical standards. The Company believes that the $500,000 price received by the Company in that sale is equivalent to the price that would have been received from an unaffiliated third party. Additionally, in November 1997, the Company agreed to acquire six rigs and related drilling equipment from R. T. Oliver Drilling, Inc. for approximately $14 million. In connection therewith, the Company made a cash down payment of $3.5 million in November 1997 and closed the transaction in January 1998. Such rigs will require additional refurbishment prior to placement into service.

         APLP Trucking Services. The Company has engaged affiliates of APLP for the provision of trucking services related to the movement of the Company's rigs on numerous occasions. For the year ended December 31, 1997, the Company paid such affiliates of APLP approximately $1.7 million in consideration for such trucking services.

         APLP Administrative Services. APLP has made available to the Company certain of APLP's employees, office space and administrative equipment, such as computer and telephone systems. In consideration for such assistance, for the year ended December 31, 1997, the Company had reimbursed APLP approximately $236,000.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than ten-percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16 (a) forms they file.

         Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain reporting persons, the Company believes that all reporting persons complied with all Section 16 (a) filing requirements in 1997, with the exception of the following: (i) Mark Liddell was late in filing his Initial Statement of Beneficial Ownership of Securities on Form 3 to reflect his ownership of the Company's securities as of November 24, 1997, the date he became a director of the Company and (ii) James E. Brown was late in filing his Statement of Changes in Beneficial Ownership on Form 4 to reflect his purchase on November 4, 1997, the date of the IPO, of 1,000 shares of Common Stock. Mr. Liddell's Form 3 was filed on January 12, 1998 and Mr. Brown's Form 4 was filed on February 17, 1998.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent public accountants for the fiscal year ending December 31, 1998, and stockholders are being asked to ratify the appointment. The appointment was recommended by the Audit Committee. Coopers & Lybrand, the Company's accountants for the fiscal year ended December 31, 1997, performed audit services for fiscal 1997 which included the examination of the consolidated financial statements and services related to filings with the Commission. All professional services rendered by Coopers & Lybrand during fiscal 1997 were furnished at customary rates and terms. Representatives of Coopers & Lybrand will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 ANNUAL REPORT

         Together with this Proxy Statement, the Company has distributed to each of its stockholders an annual report for the fiscal year ended December 31, 1997. The annual report contains consolidated financial statements of the Company and its subsidiaries and the reports thereon of Coopers & Lybrand, the Company's independent public accountants.

         UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE ANNUAL MEETING, ADDRESSED TO INVESTOR RELATIONS, BAYARD DRILLING TECHNOLOGIES, INC., 4005 N.W. EXPRESSWAY, SUITE 550E, OKLAHOMA CITY, OKLAHOMA 73116, THE COMPANY WILL PROVIDE WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.


                                       By Order of the Board of Directors

                                       /s/ KIRK K. WAITE

                                       Kirk K. Waite
                                       Secretary

Oklahoma City, Oklahoma
April 10, 1998

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                       BAYARD DRILLING TECHNOLOGIES, INC.
     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1998

    The undersigned stockholder of Bayard Drilling Technologies, Inc. hereby constitutes and appoints James E. Brown and David E. Grose and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according the number of shares of the Company's common stock, $0.01 par value, held of record by the undersigned on April 1, 1998, and as fully as the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Courtyard By Marriott, 1515 N.W. Expressway, Oklahoma City, OK 73118, on May 19, 1998, at 2:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF PROPOSED NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND FOR EACH OTHER PROPOSAL.

1. Proposal to elect the following nominees to the Board of Directors:

[ ]  FOR all nominees listed below              [ ]  WITHHOLD AUTHORITY
   (except as marked to the contrary below)        to vote all nominees listed below

 James E. Brown    Carl B. Anderson, III    Mark Liddell    Merrill A. Miller,
                     Jr.    Sidney L. Tassin    Lew O. Ward

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:)

--------------------------------------------------------------------------------

2. Proposal for ratification of selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1998:
      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

3. In the discretion of such proxies, upon such other business as may properly come before the Meeting or any and all postponements, continuations or adjournments thereof.

--------------------------------------------------------------------------------

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The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of
Stockholders dated April 10, 1998 and the Proxy Statement furnished therewith.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate.

                                                 Dated: , 1998

                                                 -------------------------------
                                                      Authorized Signature

                                                 -------------------------------
                                                              Title

                                                 -------------------------------
                                                      Authorized Signature

                                                 -------------------------------
                                                              Title

                                                 Please mark boxes [X] in ink.
                                                 Sign, date and return this
                                                 Proxy Card promptly using the
                                                 enclosed envelope.

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